               CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1995        1994       1993
                                              ----------- ---------- ----------
Income from continuing operations............ $ 7,236,695 $4,459,922 $3,971,671
Add:
  Income taxes...............................   4,131,177  2,542,368  1,968,822
  Portion of rents representative of interest
   factor....................................     182,211    187,012    199,021
  Interest on indebtedness...................   2,666,223  2,637,654  2,702,013
  Amortization of debt discount and expense..     109,399    103,859    100,797
                                              ----------- ---------- ----------
  Earnings as adjusted....................... $14,325,705 $9,930,815 $8,942,324
                                              =========== ========== ==========
Fixed Charges
  Portion of rents representative of interest
   factor.................................... $   182,211 $  187,012 $  199,021
  Interest on indebtedness...................   2,666,223  2,637,654  2,702,013
  Amortization of debt discount and expense..     109,399    103,859    100,797
                                              ----------- ---------- ----------
  Fixed Charges.............................. $ 2,957,833 $2,928,525 $3,001,831
                                              =========== ========== ==========
Ratio of Earnings to Fixed Charges...........        4.84       3.39       2.98
                                              =========== ========== ==========
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